CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated January 26, 2016, relating to the financial statements of Mondrian International Equity Fund, which appear in such Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.


PricewaterhouseCoopers LLP

Philadelphia, PA
January 27, 2016